PRESS RELEASE

                                                  Dataram Corporation:
                                                  Mark Maddocks
                                                  Vice President-Finance, CFO
                                                  609-799-0071
                                                  info@dataram.com




          DATARAM REPORTS FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS

PRINCETON, N.J. February 25, 2010- Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal third quarter ended January 31, 2010. Revenues for the third quarter were $12.3 million, which compares to $5.6 million for the comparable prior year period. Revenues for the first nine months of the current fiscal year were $32.1 million, which compares to $20.3 million for the comparable prior year period. The Company's recently acquired Micro Memory Bank business unit generated approximately $3.6 million and $10.1 million in revenues, respectively, in the third quarter and first nine months of the current fiscal year versus nil in the prior fiscal year.

John H. Freeman, Dataram's president and CEO commented, "We continued to grow our memory solutions business in our fiscal third quarter. This was accomplished in what has typically been a seasonally weak quarter in our industry. The implementation of our sales and marketing strategy is having a positive effect on demand for our products and our memory business has returned to being cash profitable. We have more work to do in this area and I am confident that as we continue the implementation of our strategy, we will drive further profitable growth in our memory business. Over the last nine months, the price of memory has been volatile and we have seen significant price increases. The upward pricing was driven by consolidation of manufacturers and reduced production by manufacturers coupled with increased demand. In our fiscal third quarter, memory pricing was more stable. During the period of rising prices, the Company made several purchases of inventory at favorable pricing. We expect that memory pricing will be stable or increase slightly in our fiscal fourth quarter. Our current inventory level is sufficient to support further growth and we expect our memory inventory level to stabilize or decline somewhat from current levels in the fourth quarter."

Mr. Freeman continued, "As we have previously reported, the Company has announced a unique intelligent Storage Area Network (SAN) optimization solution, XcelaSAN. XcelaSAN is the industry's first solution to deliver substantive application performance improvement to applications such as Oracle, SQL and VMware. XcelaSAN augments existing storage systems by transparently applying intelligent caching algorithms that serve the most active block-level data from high-speed solid state storage, creating an intelligent, virtual solid state SAN. This breakthrough solution allows organizations to dramatically increase the performance of their business-critical applications without the costly hardware upgrades or over-provisioning of storage typically found in current solutions for increased performance. Over the past 24 months, the Company has made significant investments in research and development, primarily associated with the development of this product. XcelaSAN performance in customer environments continues to be excellent and customer interest remains very strong. We have begun shipping units to selected clients and single unit systems are currently available for sale. High Availability systems are expected to be available for sale later this year. We are continuing our investments in XcelaSAN by developing operational enhancements with our clients based on their feedback during early XcelaSAN installations. As we continue the development of our XcelaSAN product, we understand that we will require additional financial resources. Subsequent to the conclusion of our third quarter, we are entering into other financing agreements which should provide us with sufficient liquidity to meet our operating needs as XcelaSAN sales grow."

The Company incurred a net loss for the third quarter of the current fiscal year of $769,000, or $0.09 per diluted share, which compares to a net loss of $1,024,000, or $0.12 per diluted share for the comparable prior year period. Current fiscal year nine months net loss totaled approximately $3.4 million, or $0.38 per diluted share, which compares to an approximate net loss of $2.0 million or $0.23 per diluted share in the same prior year period.

Mr. Freeman concluded, "The turnaround of our memory solutions business is on track. It is profitable and has been growing for each of the last three quarters. Our storage product has been introduced, is available for sale and planned enhancements are underway. I look forward to reporting on our progress next quarter."

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.


                         Financial Tables Follow







                               DATARAM CORPORATION
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share amounts)
                                      (Unaudited)


                                 Third Quarter Ended      Nine Months Ended
                                     January 31,             January 31,
                                 ___________________      _________________
                                 2010          2009       2010         2009

Rvenues                       $ 12,284     $  5,635    $ 32,147     $ 20,258

Costs and expenses:
  Cost of sales                  8,899        3,896      23,490       13,492
  Engineering and development      220          298         732          932
  Research and development         892          574       3,388        1,041
  Selling, general and
    administrative               3,009        2,501       8,851        7,928
  Stock-based compensation
    expense*                       346          138         726          394
  Intangible asset amortization    164            -         492            -
                              ________     ________    ________     ________
                                13,530        7,407      37,679       23,787
                              ________     ________    ________     ________

Loss from operations            (1,246)      (1,772)     (5,532)      (3,312)

Other income (expenses)            (11)          91          11          217
                              ________     ________    ________     ________

Loss before income taxes        (1,257)      (1,681)     (5,521)      (3,312)

Income tax benefit                (488)        (657)     (2,158)      (1,290)
                              ________     ________    ________     ________

Net loss                      $   (769)    $ (1,024)   $ (3,363)    $ (2,022)
                              ========     ========    ========     ========

Net loss per share:
  Basic                       $  (0.09)    $  (0.12)   $  (0.38)    $  (0.23)
                              ========     ========    ========     ========
  Diluted                     $  (0.09)    $  (0.12)   $  (0.38)    $  (0.23)
                              ========     ========    ========     ========

Weighted average number of
  shares outstanding:
  Basic                          8,908        8,869       8,882        8,869
                              ========     ========    ========     ========
  Diluted                        8,908        8,869       8,882        8,869
                              ========     ========    ========     ========

*Stock-based compensation expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-Q.


                               DATARAM CORPORATION
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                   (Unaudited)



                                 January 31, 2010         April 30, 2009

ASSETS
Current assets
  Cash and case equivalents      $          2,373         $       12,525
  Accounts receivable, net                  5,974                  3,381
  Inventories                               5,973                  2,201
  Deferred income taxes                       324                    300
  Other current assets                        189                    126
                                  ______________________________________
    Total current assets                   14,833                 18,533

Deferred income taxes                       5,445                  3,282

Property and equipment, net                 1,250                  1,100

Intangible assets, net                      1,012                  1,504

Other assets                                  112                    136
                                 _______________________________________

Total assets                     $         22,652         $       24,555
                                 =======================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable               $          2,781         $        1,386
  Accrued liabilities                       1,297                  1,689
                                 _______________________________________
    Total current liabilities               4,078                  3,075

Accrued liabilities                             -                    381

Stockholders' equity                       18,574                 21,099
                                 _______________________________________


Total liabilities and
stockholders' equity             $         22,652         $       24,555
                                 =======================================